Exhibit 10.26.1

TALECRIS DIRECTSM

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (“Agreement”) is made and entered into  as of this 25th day of August, 2005 (the “Effective Date”) by and between TALECRIS BIOTHERAPEUTICS, INC., a North Carolina corporation (“Talecris”), and CENTRIC HEALTH RESOURCES, LLC, a Delaware limited liability company (“CHR”). Talecris and CHR may each be referred to herein as a “Party” or collectively as the “Parties”.

WHEREAS, Talecris is in the business of manufacturing prescription drug products and furnishing and arranging for the furnishing of certain Talecris Alpha 1 products as further described in this Agreement; and

WHEREAS, CHR, either directly or through subcontractors, is in the business of furnishing clinical and administrative pharmacy services (including but not limited to prescription filling, delivery of prescription drug and ancillary products, pharmacy benefits management services and related home infusion services and reimbursement services) as further described in this Agreement; and

WHEREAS, Talecris desire to have CHR perform such services from time to time; and,

WHEREAS, the Parties desire to agree upon the terms and conditions upon which such services shall be provided.

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby acknowledged, Talecris and CHR hereby agree as follows:

1. DEFINITIONS. Capitalized terms not otherwise defined shall have the meanings set forth as follows:

1.1.     “Adverse Event” shall mean any adverse event associated with the use of any Product in a human, whether or not considered drug-related.

1.2.     “Affiliate” shall mean any person, individual, corporation or other business entity that either directly or indirectly, through one or more intermediaries, Owns, is Owned by, or is under common Ownership with a party to this Agreement, where “Own,” “Owned” or “Ownership” refers to (i) direct or indirect possession of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable ownership in any other type of entity; or (ii) the actual ability of an entity, person or group to control and direct the management of the person or entity, whether by contract or otherwise.

1.3.     “Business Day” shall mean any day other than a day which is a Saturday, Sunday or federal bank or federal government holiday in the United States of America.

1.4.     “Exit Assistance Services” shall mean those services described in the Exit Plan to be performed by CHR for the purpose of transitioning the Services to Talecris or to a successor service provider chosen by Talecris upon the expiration of termination of this Agreement.

1.5.     “Exit Plan” shall mean the written plan agreed by the parties pursuant to Section 2.4 for provision of Exit Assistance Services by CHR.

1.6.     “IG” means immune globulin.

1.7.     “Patient” shall mean a patient registered in the Program.

1.8.     “Payor” shall mean the Patient’s third party payor, responsible for reimbursement of covered charges to Talecris DirectSM.

1.9.     “Products” shall mean Talecris’ Alpha 1 products, including, without limitation, Prolastin®.

1.10.   “Program” shall mean the Talecris DirectSM program for furnishing Prolastin® to Patients who register with the Talecris DirectSM program as set forth in Exhibit A, attached hereto and incorporated herein by reference.

1.11.   “Services” shall mean the services provided by CHR under this Agreement, including the delivery, home infusion, and pharmacy services set forth in Exhibit A.

1.12.   “Standards of Specialty Pharmacy” shall mean all federal, state and local laws, regulations, rules and binding guidance with respect to specialty pharmacies.

1.13.   “Talecris Consigned Inventory” shall mean the Products delivered on a consignment basis to, and accepted by CHR into inventory for provision to Patients under the terms of this Agreement.

1.14    “Term” shall mean that Initial Term and all Renewal Terms, as defined in Section 10.1.

2. SERVICES.

2.1.     Engagement. Talecris hereby engages CHR as an independent contractor to render, and CHR agrees to be engaged to render, the Services on the terms and conditions set forth herein. Services provided to Patients shall be provided upon the request of a Patient or his or her legal representative, in accordance with and upon receipt of a valid physician’s prescription.

2.2.     Subcontractors. Unless otherwise required by law, CHR shall not subcontract the Services in whole or in part to any third party other than AlphaNet, Inc., without the prior written approval of Talecris, which approval shall not be unreasonably withheld, delayed or conditioned. In the event Talecris elects to approve CHR’s proposed use of a subcontractor to perform Services hereunder, CHR shall remain liable and be responsible for the action, inactions and performance of all obligations performed by subcontractor to the same extent as if such obligations were performed by CHR employees and, for purposes of this Agreement such subcontracted services shall be deemed Services performed by CHR.

2.3.     Transition from Current Provider. Beginning on the Effective Date, CHR shall transition the Services from Talecris’ current service provider to CHR, in accordance with the work plan agreed by the parties and in effect as of the Effective Date. (the “Transition Plan”). CHR will perform all necessary activities related to its functions under the Transition Plan. No fees will be charged for these activities. CHR will defer business activities related to all other product lines until (i) CHR has transitioned or converted at least ninety percent (90%) of the Program’s Patients, or (ii) the Parties mutually agree that the necessary infrastructure and business processes are in place.

2.4.     Exit Plan.  Within six (6) months following the Effective Date, the parties shall agree upon the Exit Plan. The Exit Plan shall include, without limitation, a schedule of transition of the Services from CHR to another contractor or to Talecris. The Exit Plan shall set forth the manner and timing in which CHR shall provide Exit Assistance Services, including without limitation: (a) making available on a commercially reasonable basis, necessary personnel and resources to facilitate the transition, (b) providing such interim Services as are necessary to successfully complete the transition, and (c) providing training, documentation and other materials necessary to enable Talecris, or its designee, to assume responsibility for the Services, as mutually agreed in writing by the Parties.

2.5.     Talecris, CHR and Subcontractor Qualifications. When received, each of Talecris and CHR shall maintain all provider or supplier agreements and numbers necessary for the submission by CHR of claims to Payors (with respect to governmental Payors, such requirement shall include Medicaid but does not include Medicare). Each of Talecris and CHR shall make available to the other upon reasonable request documentation of all its applicable federal, state and professional licenses, certificates, and provider or supplier agreement numbers. With respect to approved subcontractors, CHR shall require that such subcontractors have and continue to maintain all material licenses and certificates applicable to the Services to be provided by such subcontractors. Talecris shall require that its subcontractors engaged in the manufacture of Products have and continue to maintain all material licenses and certificates applicable to the manufacture of Products. CHR and Talecris shall use best efforts to ensure that their respective subcontractors described in this Section 2.5 are not excluded from participation in federal health care programs (as defined in 42 U.S.C. Section 1320a – 7b(f)) (“Federal Health Care Programs”).

2.6.     Employee and Independent Contractor Qualifications. Personnel assigned by CHR for the performance of the Services shall be fully trained, competent and skilled.

CHR shall (i) maintain at all times adequate personnel to perform the Services, and (ii) ensure that all such staff are not excluded from participation in Federal Health Care Programs. CHR shall implement and maintain a program to verify that the employees and independent contractors utilized by CHR in connection with the provision of the Services are not excluded from participation in Federal Health Care Programs. CHR shall make available to Talecris upon Talecris reasonable request documentation of all applicable licenses and certificates prior to execution of this Agreement. CHR shall obtain appropriate assurance that persons employed or engaged by any subcontractors to furnish Services hereunder shall have and maintain such applicable licenses and certifications. CHR shall, at CHR’s expense, perform appropriate criminal background screening and reference checks prior to hiring any employee or engaging any independent contractor. CHR shall adequately train all of its personnel associated with the Program in the applicable disorders as well as in the provisions of its Standard Operating Procedures (the “SOPs”).

2.7.     Compliance with Law and Policies. Talceris shall provide Product to CHR and CHR shall provide the Services in accordance with applicable state and federal laws and regulations, and applicable reasonable Talecris policies and procedures furnished to CHR (the “Talecris Policies”). With respect to its subcontractors hereunder, each of Talecris and CHR shall require that such subcontractors provide Services hereunder in accordance with applicable state and federal laws and regulations, and the Talecris Policies.

2.8.     Standard Operating Procedures. During the Term, CHR shall maintain competent and trained staff as required in order to meet current and anticipated Patient requirements. CHR shall modify its SOPs in order to satisfy Talecris’ reasonable requirements. CHR shall maintain minimum operational standards as agreed by the Parties and set forth in this Agreement and the SOPs. CHR shall develop any required additional SOPs for approval by Talecris, which approval shall not be unreasonably withheld, delayed or conditioned. CHR shall operate the Program in accordance with such approved SOPs.

2.9.     Security and Security Audits. CHR shall make all necessary upgrades to its facility in order to satisfy Talecris’ reasonable needs and the Standards of Specialty Pharmacy and all other applicable federal, state and local laws and regulations. A qualified third party shall, at CHR’s expense, conduct a complete security assessment (the “Security Assessment”). CHR shall provide the results of the Security Assessment to Talecris. CHR shall bear all costs associated with complying with the recommendations set forth in the Security Assessment and Talecris’ reasonable needs. Talecris will have the right to perform audits within the facility and pharmacy areas. In addition, CHR will establish and document procedures reasonably acceptable to Talecris to ensure the physical security of the premises and products related to the Services, as well as the security and confidentiality of information and intellectual property used in connection with the Services. CHR shall provide such documented procedures to Talecris upon Talecris’ reasonable request.

2.10.   Safety Standards.  CHR shall comply with all applicable safety requirements and standards mutually agreed by the Parties and/or required by applicable laws. CHR will maintain current safety procedures and train all personnel to comply with such standards.

2.11.   Quality Control.  CHR shall comply with all applicable quality control standards and requirements agreed by the Parties. In addition, CHR shall maintain a continuous quality improvement process and will share this process with Talecris for review and comment.

2.12.   Information Database.  CHR shall maintain a secure database of all Patient information. Prior to disclosing any Patient information to Talecris, CHR shall first de-identify such information in accordance with applicable standards set form in privacy rules promulgated pursuant to the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). CHR shall make available to Talecris, upon the request of Talecris, aggregated de-identified patient information related to Patients.

2.13.   Change in Services.  In the event either Party wishes to make changes to the Services, which may involve: (i) an increase or decrease in the number of personnel required; (ii) a material change in the scope of Services; or (iii) other changes which may affect the fees and/or schedule for performance of Services, the terms of such changes will be incorporated in a written amendment to this Agreement, signed by both Parties.

2.14.   Benchmarking.  CHR is committed to “Best in Class” service. To ensure delivery of such service, Talecris shall have the right, at its expense, to have the performance of, or the costs and expenses for, all or a portion of the Services reviewed by an independent industry-recognized benchmarking service provider organization with demonstrated benchmarking expertise reasonably acceptable to CHR (the “Benchmarker”) in order to evaluate the efficiency, effectiveness and productivity of CHR’s performance of the Services and whether the costs and expenses are competitive in the industry. The Benchmarker shall be selected by Talecris and approved by CHR, such approval not to be unreasonably withheld, conditioned or delayed. Talecris shall have the right to disclose the terms of this Agreement to the Benchmarker in connection with obtaining such review. CHR shall cooperate with the Benchmarker, including, as appropriate, making available knowledgeable personnel and pertinent documents and records. The Benchmarker shall be subject to a confidentiality agreement similar to the confidentiality provisions set forth in this Agreement. Each Party shall be provided a reasonable opportunity to review, comment on and request changes in the Benchmarker’s proposed findings. Following such review and comment, the Benchmarker shall issue a final report of its findings and conclusions. If, in the final report of the Benchmarker, the benchmarked Services are not in the top ten percent (10%) of the representative sample (viewed from the reasonable perspective of Talecris), then CHR shall within thirty (30) days after issuance of the Benchmarker’s final report, either: (a) provide Talecris with written notice that CHR accepts such final report; or (b) provide

Talecris with written objections to such final report. If no written acceptance or objections are received within such thirty (30) day period, the final report shall be deemed accepted. If CHR accepts such final report, CHR promptly shall develop a plan and schedule, subject to the approval of Talecris, which approval shall not be unreasonably withheld, delayed or conditioned, to bring CHR within the top ten percent (10%) in a reasonable period of time. CHR then shall implement the plan and achieve the top ten percent (10%) in the designated period of time. If CHR does not accept the report and instead provides written objections, Talecris and CHR shall use commercially reasonable efforts to resolve such objections. If Talecris and CHR cannot resolve such objections within fifteen (15) days following Talecris’ receipt of such objections, then the Parties shall resolve the dispute in accordance with the terms of Section 22.

2.15. Key Performance Indicators.  CHR shall perform its obligations under this Agreement pursuant to the performance metrics set forth in the “Key Performance Indicators,” attached hereto and incorporated herein by reference at Exhibit B. The remedies for CHR’s failure to meet the Key Performance Indicators are set forth in Exhibit B.

3. PRODUCT CONSIGNMENT, DISTRIBUTION AND ADMINISTRATION.

3.1.     General.  Talecris shall furnish Product to CHR on a consignment basis for dispensing to Patients.

3.2.     Transfer of Title:-Risk of Loss.  Risk of loss with respect to Talecris Consigned Inventory shall pass from Talecris directly to CHR when CHR accepts Talecris Product as evidenced by a delivery receipt signed by CHR. CHR shall have two (2) Business Days after delivery in which to accept or reject the Product. CHR shall not take title to any Product. Title to Talecris Consigned Inventory shall pass directly from Talecris to the Patient, hospital or physician at the time the Products are received by such Patient, hospital or physician. CHR shall utilize a system that will record receipt, inventory levels, and shipments on a Product-by-Product basis. CHR shall provide to Talecris month-end reports reflecting such activity for the month and the month-end inventory balance. Upon Talecris’ reasonable request, CHR will make daily inventory status information available to Talecris. Upon the termination or expiration of this Agreement, CHR shall return to Talecris all Talecris Consigned Inventory in the possession of CHR, in accordance with proper handling instructions. Such return will be at the expense of Talecris.

3.3.     Damaged Products.  CHR shall be responsible for the cost of any Talecris Consigned Inventory that is damaged as a result of CHR actions, including, without limitation, improper storage, damage during packing, mishandling of Product, failure to label, pack, ship, or store Products in compliance with labeled manufacturer’s storage requirements, or for theft or shrinkage of Product that occurs while in CHR’s facilities or possession and control. CHR also shall be responsible for the cost of any Talecris Consigned Inventory that is: (i) shipped to the wrong address by CHR, or (ii) not packaged or shipped according to the mutually agreed upon shipping procedure. Payment to Talecris by CHR for Product that is lost or damaged while in CHR’s possession or care will be based on the then current wholesale price for the Product. CHR is not responsible for the cost of Product returned by Patients.

3.4.     Ownership of Products.  All Products consigned to CHR by Talecris hereunder will be and remain at all times under and subject to the ownership of Talecris until such Products are sold to Patients. CHR will promptly execute and deliver to Talecris such documents and take such action as Talecris may reasonably request in order to fully protect Talecris’ interest in the Talecris Consigned Inventory in accordance with the Uniform Commercial Code as enacted in North Carolina, or other applicable law, including without limitation, the filing of financing and continuation statements. CHR hereby authorizes Talecris or its agents to execute on its behalf any and all necessary documents to affect any such filings (including the filing of any such financing or continuation statement) without further authorization of CHR. As it may be required by applicable law, CHR grants a security interest to Talecris, as a secured party, in any and all right, title and interest which CHR now or may hereafter have in the Talecris Consigned Inventory.

3.5.     Physical Inventory.  Upon Talecris’ reasonable request, but no less than once per year, CHR shall take and report a physical inventory of the Talecris Consigned Inventory. Such request shall be honored in a timely fashion. Talecris will reimburse CHR for its reasonable out-of-pocket costs incurred to take such physical inventory. Talecris may, in its sole discretion and at its sole cost, elect to either observe the physical inventory being conducted or be represented by a third-party accounting firm.

3.6.     Timely Shipment of Products to Patients.  Talecris shall use commercially reasonable efforts to ensure that CHR has adequate inventory of Products to respond to Patient demands. CHR shall ensure that such inventory is dispatched to Patients in a timely manner. For all Products available in the Talecris Consigned Inventory and available for shipment, CHR will ensure that shipment to Patients are made within one (1) Business Day, except as a Patient otherwise directs, or as soon as practicable, after acceptance of the order by CHR, provided that CHR has: (i) obtained proper authorization therefor from the Patient’s physician; (ii) obtained all information necessary in order to complete the Intake Form and insurance verification form in a manner satisfactory to CHR; (iii) completed the requirements set forth in Section 2 and Exhibit A; (iv) received proper prior authorization from the applicable Payor; and (v) retained the services of appropriately credentialed nursing services providers or other subcontractors as necessary to provide such Services, as applicable.

3.7.     Dispensing of Talecris Consigned Inventory.  Unless otherwise agreed by the Parties, in addition to the other requirements of this Section 3 and Exhibit A applicable to Talecris Consigned Inventory, CHR shall dispense Products from the Talecris Consigned Inventory to Patients on a first-come, first-served basis after prior authorization is received.

3.8.     Regulatory Action.  CHR shall timely advise Talecris in writing of any regulatory action directly related to CHR’s shipping of Products from its facilities, including without limitation, any government agency inspection and subsequent remedial action taken by CHR in response. CHR shall also timely advise Talecris in writing of any problems at its facilities related to the Products, including without limitation, fulfillment errors, and any other action or omission that did, or could reasonably be expected to, adversely affect the safety, efficacy or salability of any of the Products, together with a statement of all corrective or remedial action taken.

3.9.     Government Inspections.  If the U.S. Food and Drug Administration (“FDA”) or any other governmental authority (a “Regulatory Authority”) conducts an inspection at CHR’s facility, seizes any Product and/or any of CHR’s materials, requests a recall of any Product, or notifies CHR of any violation or potential violation of any applicable law, CHR shall notify Talecris immediately, and CHR shall take such actions as may be reasonably instructed by Talecris and are in compliance with applicable law. As applicable, CHR shall promptly send any reports relating to such inspections, recalls or violations or potential violations of law to Talecris. In the event that any Regulatory Authority makes any request with respect to, but does not seize, the Product in connection with any such inspection, CHR, as the case may be (i) shall promptly notify Talecris of such request, (ii) if possible, shall satisfy such request only after receiving Talecris’ approval, which approval shall not be unreasonably withheld, delayed or conditioned (iii) shall follow any reasonable procedures required by Talecris in responding to such request and (iv) shall promptly send any samples of the Product requested by the Regulatory Authority to Talecris.

3.10.   Recall.  In the event (i) any Regulatory Authority issues a request, directive or order that the Products be recalled, or (ii) a court of competent jurisdiction orders such a recall, or (iii) Talecris reasonably determines that the Products should be recalled for any reason, the Parties shall take all appropriate corrective actions. Except to the extent that the reason for the recall relates to CHR’s failure to store or distribute the Products properly or failure to perform its obligations under this Agreement, Talecris shall be responsible for all the expense of recalling the Products (e.g., shipping charges, man-hours spent arranging and coordinating recall). Talecris will be responsible for all returns and all aspects of any recall except as provided herein. Procedures for handling returns will be covered by communications from CHR to Talecris.

3.11.   Patient Complaints.  CHR shall notify Talecris in writing within four (4) days of initial receipt of any information CHR receives regarding the safety or efficacy of the Product (except with respect to Adverse Events, which shall be governed by Section 3.12 below). CHR shall notify Talecris of any complaint or investigation relating to the Product promptly upon receipt by CHR; provided that all complaints concerning suspected or actual Product tampering, contamination or mix-up (e.g., wrong ingredients) shall be delivered to Talecris within twenty-four (24) hours of receipt. CHR shall provide all assistance reasonably requested by Talecris in investigating customer complaints regarding the Product that, in Talecris’ reasonable opinion, are related to or arise from CHR’s distribution of the Product or other performance of the Services. Talecris shall determine and notify CHR of the appropriate response to Patients’ complaints, and CHR shall be responsible for providing such response to all Patients and the record keeping relating thereto.

[Illegible] Adverse Events.  With respect to any Product, CHR shall notify Talecris in accordance with the applicable SOP promptly following its receipt of information of a possible Adverse Event. To the extent an Adverse Event of which CHR becomes aware implicates the manufacture or distribution of the Product, CHR shall promptly inform Talecris of such Adverse Event and shall disclose to Talecris any information it has regarding that Adverse Event. The parties shall investigate all reports of an Adverse Event in order to assure the safety and efficacy of the Products. The Parties shall act promptly and shall cooperate fully in such investigations.

4. INDEPENDENT CONTRACTOR.

4.1.     General.  In rendering Services hereunder, CHR shall act as an independent contractor and not as an employee, agent or authorized representative of Talecris. Although CHR will receive generalized instruction from Talecris as to the performance of Services; hereunder, Talecris will not control or supervise the specific methods to be used or the sequence of tasks to be performed by CHR in the execution of its duties hereunder. CHR shall have no authority to make or influence managerial or policy decisions of  Talecris, nor to bind Talecris to any contract, agreement or obligation. The acts of CHR shall in no way constitute the acts of Talecris, and CHR shall not represent to any third party that CHR has any express or implied authority to bind Talecris to any contract, agreement or obligation.

4.2.     Income Taxes.  No amounts payable by Talecris under this Agreement shall be considered salary for pension and incentive compensation purposes. Furthermore, no CHR personnel shall be entitled to any fringe or supplemental benefits of regular employees of Talecris. CHR shall bear all responsibility and liability for the payment of all federal, state and local income taxes due on money received from Talecris under this Agreement and filing all appropriate tax returns and other forms with respect thereto. Moreover, CHR shall be solely responsible for (i) payment of all compensation to its employees, (ii) all health and/or disability insurance, retirement benefits, and other welfare or pension benefits to which its employees may be entitled and (iii) all employment taxes and withholding with respect to its employees. CHR agrees to indemnify and hold Talecris, its officers, directors, employees, shareholders and agents harmless from and against any and all such liabilities or claims including, but not limited to, interest assessed or penalty and reasonable attorneys fees incurred, arising from CHR’s failure to pay such tax.

5. COMPENSATION.

5.1.     Monthly Invoicing.  During the Initial Term (as defined in Section 10.1), CHR shall invoice Talecris on a monthly basis for the Services provided during the previous month, according to the pricing set forth in Exhibit C, attached hereto and incorporated herein by reference (the “Pricing Schedule”). CHR shall maintain adequate records to support hours claimed and shall make such records available to Talecris upon reasonable request. If this Agreement is renewed after the Initial Term, pricing for the first Renewal Term (years 4 and 5) shall be as set forth in the Pricing Schedule. Pricing for each of the second and third Renewal Terms, if applicable, shall be negotiated in good faith by the Parties prior to the time of such renewal.

5.2.     Payment Terms.  Payment is due thirty (30) days from the date of each invoice.

5.3.     Taxes. Talecris shall bear all responsibility and liability for all sales, use, excise, services, consumption, and other taxes and duties associated with the provision of Services to Patients.

6. EXCLUSIVITY.

6.1.     Alpha 1 Programs.  CHR and its affiliates shall not administer any other manufacturer-sponsored pharmacy direct program related to any other Alpha-1 replacement therapy or distribute any wholesale product related to Alpha-1 replacement therapy other than Products without prior written agreement of Talecris, except that, in a medical emergency in which a medical doctor determines that a Patient requires product other than Products, the Parties may agree to allow CHR to purchase and distribute such other prescribed product to such Patient, such agreement not to be unreasonably withheld, delayed or conditioned. Talecris shall establish a target number of Patients for the Program, which the Parties may adjust upon mutual agreement. Once the agreed target number for the Program is reached, the Parties may consider other Alpha-1 replacement therapy products for distribution by CHR, with agreement on specified targeted growth rate of any such program.

6.2.     Other Talecris Programs.

6.2.1.   IG.  Beginning on the Effective Date, CHR shall transition approximately twelve (12) IG Patients from Talecris’ current service provider, and CHR shall provide Services to such IG Patients according to terms, including pricing, to be agreed by the Parties in writing. Talecris shall provide support to CHR for CHR’s development of a health management program for IG patients (the “IG Program”) to be launched under Talecris DirectSM within a year following the Effective Date. Such support shall include, without limitation, assisting with funding for the IG Program. The IG Program shall be conducted subject to the terms of this Agreement with operational details specialized to immunodeficiency patients, as mutually agreed by the parties in writing. Talecris shall make available a minimum of 7500 grams of Gamunex® per month for direct to Patient distribution in the IG Program once the IG Program is launched. From and after the launch of the IG Program, except as otherwise agreed by the parties in writing, the term “Services” as used in this Agreement shall be deemed to include services provided in connection with the IG Program, the term

“Products” as used in this Agreement shall be deemed to include IG products supplied by Talecris to CHR and the term “Patients” shall be deemed to include patients registered in the IG Program, provided that Exhibits A, B and C of this Agreement shall not apply to the IG Program. All information, data and materials relating to the IG program will be segregated from all information, data and materials relating to the Program and all other health management programs conducted by CHR.

6.2.2.   Other Products.  To the extent that the Parties contract for programs for other Talecris products, such programs will be performed on an exclusive basis under substantially similar terms, with such mutually acceptable changes as are required by the differences in the programs, and all information, data, materials and service personnel relating to such additional program(s) will be segregated from all information, data, materials and service personnel relating to the Program and the IG Program.

6.3.     Distribution of Products.  So long as Talecris consumers and customers utilize all of Talecris’ production of Product, CHR shall be the sole distributor of Product in the United States of America, subject to any requirement under the Veteran’s Health Care Act of 1992 that Talecris furnish Products directly to government purchasers. Special circumstances may arise where mutual consent between Talecris and Centric will allow for modification to this Section in accordance with Section 25.

7. RIGHTS OF FIRST REFUSAL

7.1.     Excess Inventory.  In the event that excess inventory exists as reasonably determined by Talecris management, CHR has the right of first refusal to purchase any or all of the excess at the published wholesale price list at the time of Product availability. CHR will insure the integrity of the Product specifications until sale of such Product to an end user and will provide to Talecris a report indicating the end user of the Products by non-Patient identifiable indicators (e.g., zip code data, institution). In distributing Products purchased from Talecris, CHR shall not use sub-distributors or otherwise subcontract the distribution of the Product or sell the Product for further resale without the prior written consent of Talecris. Products sold to CHR are intended only for administration to Patients. CHR shall provide written notification to customers of such restrictions. CHR shall make a reasonable effort to monitor purchases of Products by customers to detect purchases that appear to exceed the reasonably anticipated needs of any such customers. If CHR detects excess purchases, CHR shall investigate. If CHR determines that a customer is re-selling Product, CHR shall limit sales to such customer to amounts reasonably required to satisfy the needs of such customer’s Patients. CHR shall reasonably cooperate with Talecris in the assessment and development of additional measures designed to enhance the traceability of Product to its ultimate disposition.

7.2.     Services for Other Product Lines.  Unless and until Talecris has, through an equity investment in CHR, representation on the CHR Board of Directors, Talecris will have the right of first negotiation and a first right of refusal to provide the sole source of supply of product lines other than the Product and/or provide investment capital for such proposed business expansion (the “Services Option”). The Services Option shall apply to all product line provided by Talecris including, without limitation, IG, plasma derived factor VIII, hyperimmunes, albumin and any other product line owned by Talecris.

7.2.1.   Notification.  CHR will notify Talecris in writing of any plans by CHR or any of its Affiliates to render services for other product lines provided by Talecris (“New Product Services”) before (a) seeking financing or investment capital for the purpose of expanding CHR’s business to include New Product Services or (b) providing any New Product Services to any third party. Without limiting the generality of the foregoing, CHR shall promptly notify Talecris in writing in the event that: (i) CHR proposes to solicit offers to provide or enter any arrangement with a third party to provide New Product Services, (ii) CHR proposes to solicit or obtain financing or investment capital to support New Product Services; or (iii) CHR receives any offer from a third party (whether solicited or unsolicited) relating to the provision of, or investment capital for, New Product Services, which CHR desires to accept or with respect to which CHR desires to enter into further negotiations. In the event that CHR receives such an offer from a third party, the notice provided to Talecris pursuant to this Section 7.2.1 shall include; (x) the terms of the offer, including financial terms; (y) the name of the third party; and (z) an offer to negotiate with Talecris on the same terms.

7.2.2.   Negotiation.  Upon receipt of any notice described in Section 7.2.1 above, at Talecris’ option, the parties shall negotiate in good faith the terms of an agreement between CHR and Talecris, whereby either: (a) CHR would provide New Product Services to Talecris and Talecris would provide the sole source of supply for the products that are the subject of the New Product Services; or (b) Talecris would provide investment capital for CHR to provide New Product Services to Talecris or to a third party. The negotiation period shall continue for ten (10) days following Talecris’ receipt of the notice described in Section 7.2.1 (the “Services Negotiation Period”). The parties shall use this Agreement as a model for any Services Agreement relating to the New Product Services with mutually acceptable changes as required by differences in the products.

7.2.3.   Right of First Refusal.  In the event that: (a) Talecris does not elect to negotiate the terms of an agreement with CHR relating to New Product Services; or (b) Talecris and CHR are unable to execute a Services Agreement for New Product Services or an agreement relating to investment capital for New Product Services within the Services Negotiation Period, then CHR may negotiate the terms of an agreement with a third party to provide New Product Services or to obtain such investment capital.

8. FINANCIAL COVENANTS

8.1.     Cash On Hand; Borrowing Capacity. Beginning on the date of the execution of the New Loan Agreement (as defined in Section 8.3 below) and the delivery of Talecris’ guaranty thereof and continuing throughout the Term, the sum of CHR’s cash and borrowing capacity shall equal or exceed the projected subsequent three (3) month’s operating expenses of CHR. In the event that CHR does not meet the foregoing financial covenant, Talecris sole remedy shall be, at Talecris’ option: (a) to assist CHR in establishing additional debt financing for CHR in amounts adequate to allow CHR to comply at all times with the foregoing financial covenant on terms and conditions mutually and reasonably acceptable to Talecris and CHR; or (b) to terminate this Agreement for material breach in accordance with the termination provisions of Section 10.3.

8.2.     Monthly Reports. CHR shall provide to Talecris monthly reporting of compliance with the foregoing financial covenant with all data certified by the CHR’s CFO and supported with adequate detailed schedules. Such reports shall be due on or before the 15th day of each subsequent month.

8.3.     Anticipated Loan. CHR currently has a loan from Wachovia Bank, N.A. (“Wachovia”) under an existing loan agreement (the “Loan Agreement”). CHR is negotiating additional terms for a new or amended Loan Agreement and it is anticipated that CHR and Wachovia will enter into one or more mutually acceptable new or amended, loan agreements with respect to a new or increased loan from Wachovia (the “New Loan Agreement”) that shall be guaranteed by Talecris on terms reasonably acceptable to Talecris. The parties agree that any material breach of the Loan Agreement or the New Loan Agreement by CHR shall be deemed a material breach of this Agreement; provided however, that the Parties acknowledge that the passage of time in negotiating this Agreement will prevent CHR from satisfying the covenant in the Loan Agreement that CHR be profitable by the end of 2005 and that a breach or waiver of breach of that covenant shall not be a breach of this Agreement.

9. EQUITY ISSUANCE.  As consideration for a cash payment of $164,000, pricing levels in the Agreement, the partial and several loan guaranty be Talecris and certain minority equity holder protections given Talecris, on or before August 31, 2005, CHR agrees that it will issue to Talecris an equity interest in CHR with substantially the rights and economic interests set forth in Exhibit D to this Agreement. In connection with the equity issuance, Talecris will provide a guaranty of the New Loan Agreement on terms reasonably acceptable to Talecris. Also in connection with the issuance of the equity interests, (a) CHR will reorganize as a Delaware corporation, taxed as a C corporation, (b) CHR will adopt a shareholders’ agreement mutually satisfactory to both Parties, including its existing Members as shareholders, (c) Talecris and CHR will enter into a securities issuance and registration rights agreement that is mutually satisfactory to both parties and (d) Talecris will execute and deliver to CHR’s existing bank lender a guaranty of CHR’s loan agreement, with the guaranty and the loan agreement each in a form mutually satisfactory to Talecris, CHR, and the bank lender.

10. TERM AND TERMINATION.

10.1.   Term.  The initial term of this Agreement shall begin on the Effective Date and shall continue until November 28, 2008 (the “Initial Term”), unless earlier terminated by either party as hereinafter provided. Talecris may elect to renew this Agreement for up to three (3) successive two-year terms (each a “Renewal Term”) upon prior written notice from Talecris to CHR of not less than ninety (90) days before the end of the Initial Term or any Renewal Term.

10.2.   Termination.  During the Initial Term, either party can terminate this Agreement only for cause, pursuant to Section 10.3 below (and in the case of termination by Talecris, pursuant to Section 17.3 below). During each Renewal Term, Talecris shall have the additional right to terminate this Agreement on ninety (90) days prior written notice without cause.

10.3.   Termination for Cause.

10.3.1.      Failure to Issue Equity.  Talecris shall have the right to terminate this Agreement upon written notice for cause in the event that CHR does not issue equity to Talecris in accordance with the terms of Section 9 of this Agreement on or before September 15, 2005.

10.3.2.      Breach of BAA.  Talecris shall have the right to terminate this Agreement for cause in accordance with the terms of that certain Business Associate Addendum attached hereto and incorporated by reference as Exhibit E (the “BAA”).

10.3.3.      Material Breach.  This Agreement may be terminated by either party for material breach by the other party that remains uncured thirty (30) days following receipt of written notice of such breach.

10.3.4.      Insolvency.  This Agreement may be terminated by either party immediately upon notice if the other party: (a) files a petition in bankruptcy under federal or state bankruptcy laws which case or proceeding is not dismissed or vacated within sixty (60) days, (b) becomes insolvent, (c) makes any assignment for the benefit of creditors, or (d) has a receiver appointed for it.

10.4.   Effect of Termination.  Upon the termination or expiration of this Agreement:

10.4.1.      Exit Assistance Services.  CHR shall perform Exit Assistance Services in accordance with the Exit Plan;

10.4.2.      Consigned Inventory of Products.  CHR shall return to Talecris all Talecris Consigned Inventory in the possession of CHR in accordance with the Exit Plan. In the event of a termination by CHR for cause or a termination by Talecris without cause, such return of Talecris Consigned Inventory will be at the expense of Talecris. In the event of a termination by Talecris for cause, such return of Talecris Consigned Inventory will be at the expense of CHR. Upon delivery and receipt of the Consigned Inventory and completion of the Services, Talecris shall pay CHR, as expeditiously as is practicable, for the Services performed to the reasonable satisfaction of and accepted by Talecris as of the date of termination, according to the applicable rates under the terms of this Agreement. All moneys or accounts receivable arising from sales made by CHR prior to such expiration or termination will be promptly paid over or assigned to Talecris.

10.4.3.      Termination of Services. Except as set forth in the Exit Plan, CHR shall immediately cease work as provided in the notice of termination, and shall cease to represent itself as providing services to Talecris; and

10.4.4.      Restrictive Covenant. In the event that Talecris terminates this Agreement for cause or CHR terminates this Agreement without cause, CHR and its Affiliates and any successor entity or any entity in which certain designated employees identified in Exhibit F (the “Designated Employees”) are employed or have an ownership interest shall not administer any such program or engage in the sale or provision of services or products competitive to Talecris’ business in the United States of America and its territories and military installations for a period of one (1) year following the effective date of termination.

10.4.5.      Survival. The provisions of Sections 1, 3.2, 3.11, 3.12, 4.2, 10.4, 11, 12, 13, 15.2.3, 19, 21, 22, 23, 24, 25, 26, 28, 29, 30, 31, 32, 33 and 34 shall survive the expiration on termination of this Agreement.

11. CONFIDENTIALITY.

11.1.   Definition of Confidential Information. As used in this Agreement, the term “Confidential Information” shall mean any and all trade secrets and other confidential information disclosed by a party (the “Disclosing Party”). “Confidential Information” shall include, without limitation, any information concerning the Disclosing Party’s business plan, processes and methods, product or process specifications and designs, inventions, technical know-how, business and marketing plans, financial information, customer data, research and development activities and other materials or information relating to its business or activities which are not generally known to the public, all confidential information of third-parties in the possession of the Disclosing Party; and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Disclosing Party containing or based, in whole or in part, on any information included in the foregoing. The term “Confidential Information” shall not include any information that is (i) publicly known or becomes publicly known through no unauthorized act by the party receiving or accessing the Confidential Information (the “Receiving Party”) or on the Receiving Party’s behalf, (ii) rightfully received from a third party without an obligation of confidentiality to the Disclosing Party with respect to the information received, or (iii) approved by the Disclosing Party for disclosure.

11.2.   Non-Disclosure. During the Term of this Agreement and thereafter the Receiving Party shall keep the Disclosing Party’s Confidential Information in the strictest confidence (whether such Confidential Information was disclosed to the Receiving Party before, on or after the Effective Date) and shall not disclose, or permit the disclosure of, any Confidential Information to any third party without the prior consent of the Disclosing Party. The Receiving Party shall not use, or permit the use of, any Confidential Information, without the prior consent of the Disclosing Party, for any purpose other than in connection with the proper performance of the Receiving Party’s obligations under this Agreement. The Receiving Party shall use its best efforts to prevent any inadvertent disclosure or unauthorized reproduction or use of the Confidential Information. The Receiving Party will immediately advise the Disclosing Party in writing if the Receiving Party becomes aware of any misappropriation or misuse by any person of the Disclosing Party’s Confidential Information. Notwithstanding the foregoing, the Receiving Party may disclose the Confidential Information of the other party to the extent such Confidential Information is required to be disclosed pursuant to a requirement of a Regulatory Authority or law, provided that: (a) the Receiving Party has given the Disclosing Party prior written notice of such disclosure and takes all available steps to maintain the confidentiality of the information disclosed; and (b) the Disclosing Party has been afforded a reasonable opportunity to contest the necessity and scope of such disclosure. The Receiving Party acknowledges and agrees that the Disclosing Party considers the Confidential Information to be valuable, confidential and a trade secret. The Receiving Party shall promptly return to the Disclosing Party, in good order, the originals and all copies of Confidential Information, regardless of the medium in which they are stored, upon the termination or expiration of this Agreement or at any other time upon the reasonable request of the Disclosing Party.

11.3.   Confidential Information Relating to the Program. Without limiting the generality of the foregoing the following terms shall apply to Talecris’ Confidential Information relating to the Program:

11.3.1.      CHR shall limit the disclosure of Talecris’ Confidential Information relating to the Program to only members and managers of CHR; those of its personnel with a need to know such information and who are subject to a written confidentiality agreement at least as protective of Talecris’ Confidential Information as the terms of this Section 11; and to professional advisers of CHR.

11.3.2.      CHR shall segregate and keep all Confidential information relating to the Program separate from (i) other Confidential Information of CHR, (ii) other Confidential Information of Talecris not related to the Program, and (iii) the confidential information of third parties.

11.3.3.      CHR shall keep the terms of that certain Term Sheet, executed by the parties on or about July 29, 2005 (the “Term Sheet”) and the terms of this Agreement confidential in accordance with the terms of this Section 11.

11.3.4.      Any information about the Program or the IG Program to be disclosed by CHR to Talecris shall be disclosed only to a Program Manager designated in writing by Talecris and not to any other Talecris employees.

11.4.   HIPAA. In addition to the obligations set forth in Sections 11.1 through 11.3 above, the parties shall execute the BAA concurrently with the execution of this Agreement. Notwithstanding anything to the contrary in this Agreement, all patient information covered by HIPAA shall be treated in accordance with the terms of the BAA.

12. INTELLECTUAL PROPERTY.

12.1.   Developments. Subject to Section 12.3 below, CHR shall own all inventions, processes, know-how, enhancements, trade secrets and other intellectual property developed by CHR and used by CHR in the course of providing the Services to Talecris or in connection with any health management program developed by CHR (collectively, “Developments”), provided that: (a) Talecris shall own all Data (as defined in Section 12.2 below); and (b) CHR shall grant to Talecris, and hereby grants to Talecris, a perpetual, irrevocable fully paid-up, royalty-free, non-exclusive, transferable, right and license for Talecris, its agents, contractors and assigns to use, copy, modify and create derivative works of the Developments in connection with the management of the Program and the provision of the Services by Talecris or its contractors.

12.2.   Data. CHR acknowledges and agrees that Talecris shall own and have access at all times to all data relating to the Program, the IG Program and the provision of the Services under this Agreement (collectively, the “Data”). Notwithstanding the foregoing, any Data to be accessed by Talecris shall first be de-identified by CHR in accordance with applicable standards set forth in privacy rules promulgated pursuant to the Administrative Simplification provisions of HIPAA. CHR shall make available to Talecris, upon the request of Talecris, aggregated de-identified patient information related to Patients.

12.3.   Pre-Existing Materials. Each Party shall retain ownership to all pre-existing and independently developed intellectual property of such Party. Except as agreed otherwise in writing, to the extent that any pre-existing or independently developed intellectual property is used by CHR in the course of managing the Program or providing the Services, CHR shall grant, and hereby grants, to Talecris a perpetual, irrevocable, fully paid-up, royalty-free, non-exclusive, transferable right and license (or in the case of third party materials, sublicense) for Talecris or its agents or assigns to use, copy, modify and create derivative works of the Developments in connection with the management of the Program and the provision of the Services by CHR or its contractors.

13. AUDITS.  At Talecris’ expense, subject to applicable laws including those governing patient confidentiality, Talecris shall have the right during the Term and for three (3) years after the expiration or termination of this Agreement to audit CHR’s financial information pertinent to verification of CHR’s compliance with the financial covenants and transactional details in connection with the Services provided in this Agreement. So long as CHR is in compliance with financial and operational covenants, such audits shall be limited to once per year. In the event of any breach by CHR of any covenant or other term of this Agreement, Talecris shall have the right to audit CHR’s financial records and transactional details relating to the Services at any time on thirty (30) days prior written notice.

14. COMPLIANCE WITH LAW.  Each of Talecris and CHR shall have obtained and maintain all applicable material, professional and institutional licenses and certifications required by federal and state laws and professional boards having jurisdiction over the Services to be provided hereunder. In providing the Product and performing the Services, as applicable, each of Talecris and CHR will comply with all applicable federal; state and local laws and regulations, including without limitation, all applicable regulations and rules relating to HIPAA, as well as drug manufacturing, pharmacy, health care provider and insurance laws. Further, CHR shall comply with the terms of the BAA. Each of Talecris’ and CHR will make available to the other documentation of all licenses, certificates, and subcontractor agreements prior to the execution of this Agreement and upon reasonable request thereafter. CHR shall ensure that all regulatory filings and submissions made in connection with the Services are made on a timely basis and are available for review by Talecris upon Talecris’ reasonable request. Talecris shall ensure that all regulatory filings and submissions made in connection with the manufacture of the Product are made on a timely basis and are available for review by CHR upon CHR’s reasonable request. CHR shall be solely responsible for, and Talecris shall have no responsibility or liability for, ensuring that this Agreement and the performance of the Services comply with HIPAA and with applicable reimbursement and licensing laws, rules and regulations pertaining to specialty pharmacies and pharmacy benefits managers. At any time upon fifteen (15) days notice to CHR, Talecris shall have the right to inspect the premises where the Services are performed in order to evaluate CHR’s compliance with its obligations under this Agreement, including without limitation, its obligations with respect to quality, safety, security and compliance with law.

15. TRADEMARKS.

15.1.   CHR Trademarks.  Talecris shall, at its expense, market and promote the Talecris Direct program. In all such marketing and promotional materials, Talecris shall disclose the extent to which Services are provided by CHR.

15.2.   Talecris Trademarks.

15.2.1.      During the Term of this Agreement, Talecris grants to CHR the non-exclusive, royalty-free right and license to use the following trademarks: TALECRIS DIRECT, PROLASTIN, TALECRIS BIOTHERAPEUTICS, TALECRIS CARES (collectively, the “Talecris Trademarks”) in the United States of America solely for the purpose of performing the Services and distributing the Products to Patients in accordance with this Agreement. CHR shall afford Talecris reasonable opportunities during the

Term hereof to inspect and monitor the activities of CHR in order to ensure CHR’s use of the Talecris Trademarks is in accordance with Talecris’ standards, specifications and instructions. CHR shall acquire no right, title or interest in the Talecris Trademarks other than the limited license stated herein.

15.2.2.      CHR will not use, authorize or permit the use of the Talecris Trademarks or the Talecris tradename as part of its firm, corporate or business name or in any way, except to designate the Products owned by Talecris under the terms of this Agreement.

15.2.3.      CHR acknowledges and shall, at all times, recognize, respect and protect Talecris’ sole ownership of any and all rights in and to the Talecris Trademarks and shall not do anything, during or after the Term of this Agreement, that could adversely affect such proprietary rights.

15.2.4.      Talecris reserves the right to withdraw from this Agreement any Products that it believes may infringe any United States of America or foreign patent or trademark. In such event, Talecris shall immediately notify CHR of the withdrawal decision and such withdrawal shall immediately terminate CHR’s right to sell or distribute the withdrawn Products under this Agreement.

15.3.   No Other License. Except as specifically set forth in this section 15, nothing in this Agreement shall be deemed a license by either party to use the trademarks, trade names or service marks of the other party.

16. PUBLICITY. Neither Party shall directly or indirectly publish, approve or issue any press release or public statement relating to the relationship of the Parties to this Agreement or any Products furnished or Services performed by CHR for Talecris (each, a “Press Release”), without the prior written consent of the other Party’s authorized representative as to both content and timing of such Press Release, which approval may be withheld in the non-publishing Party’s sole discretion.

17. BUSINESS CONTINUITY.

17.1.   Business Continuity Plan. CHR shall provide and, at all times during the Term, shall maintain the capability (i) to continue operations due to a loss, interruption or unexpected cause of removal of CHR’s facility/site; and (ii) to recover from unpredicted interruptions within its operating environment or technology infrastructure, resulting from a loss or disruption ranging from a temporary loss of a critical system component to a full CHR facility/site disaster. Without limiting the generality of the foregoing, CHR shall comply with the terms of the Business Continuity Plan attached hereto and incorporated herein by reference as Exhibit G, as the same may be amended as agreed by the Parties in writing, in responding to any circumstances that threatens to impair or prevent the continued operation of the Services or CHR’s business. On each anniversary of the Effective Date of this

Agreement, CHR shall deliver to Talecris an updated Business Continuity Plan. Each Business Continuity Plan delivered by CHR shall be subject to Talecris’ review, modification, acceptance and approval. Any modifications or updates thereto as reasonably requested by Talecris as such modifications or updates are developed by CHR shall be attached thereto and incorporated therein and herein, in their entirety, by the reference. As part of each Business Continuity Plan, CHR shall provide contingency plans to recover from site disasters, fires, floods, explosions, and other events likely to result in business interruption. Talecris’ review and approval of CHR’s Business Continuity Plan shall not act as a waiver of, nor in any way effect, CHR’s obligations hereunder.

17.2.   Testing. CHR, at its sole expense, shall maintain access to an effective disaster recovery site and shall execute planned annual tests of the Business Continuity Plan, at a time which is mutually acceptable to Talecris and CHR. Within ten (10) days of the completion of such testing, CHR shall provide a written detailed summary of the test and test results to Talecris. Talecris shall also be entitled, at its option and sole expense, to conduct additional reasonable periodic testing of CHR’s Business Continuity Plan, on reasonable notice, and require CHR to participate in such testing and in the demonstration and documentation of its continued efficacy, to the extent such testing pertains to the Services provided by CHR hereunder.

17.3.   Right to Terminate. The parties agree that, following and interruption of CHR’s business or disaster that calls for implementation of the Business Continuity Plan, if the services are not reinstated within the time periods set forth in the Business Continuity Plan, Talecris shall have the right to immediately terminate this Agreement upon written notice to CHR. In the event of such termination, Talecris will pay for Services performed and accepted prior to the effective date of such termination. CHR waives and forfeits all other claims for payment and damages including without limitation, anticipated profits or revenue or other economic loss, arising out of or resulting from such termination.

18. REPRESENTATIONS AND WARRANTIES

18.1.   Authority; No Violation; Binding Obligation. Each Party represents and warrants to the other, as of the Effective Date, that (i) such Party has the full right, power and authority to enter into this Agreement; (ii) the execution, delivery and performance by such Party of this Agreement are within its powers and have been duly authorized by all necessary action; (iii) the execution of this Agreement by such Party and the performance by such party of its obligations and duties hereunder do not and will not violate any agreement, applicable law, judgment, injunction, order or decree to which it is a party or by which it is otherwise bound; and (iv) when executed and delivered by it, this Agreement shall constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

18.2.   Permitted Employees and Permitted Contractors Only. CHR represents and warrants that all Services performed by CHR pursuant to this Agreement will be performed only by either (i) full-time employees of CHR that are acting within the scope of their employment and have executed written agreements with CHR containing provisions legally equivalent to those of Section 11 of this Agreement (the “Permitted Employees”) or (ii) individual contractors of CHR that have executed written agreements with CHR containing provisions legally equivalent to those of sections 11, 19.2, 19.3 and 19.4 of this Agreement (the “Permitted Contractors”). CHR shall be responsible for the acts and omissions of all of its Permitted Employees and Permitted Contractors under this Agreement.

18.3.   Debarment. Each of Talecris and CHR represents and warrants that it is not currently debarred, suspended or otherwise excluded by any government agency from receiving federal contracts. CHR further certifies by accepting this Agreement or any part thereof that no CHR personnel or subcontractor assigned to perform services under this Agreement is debarred, suspended or proposed for debarment by the United States Government. Debarment, suspension or proposed debarment of a Party by the United States Government will constitute grounds for automatic termination of this Agreement by the other Party.

18.4.   Compliance with Law. Each of Talecris and CHR represents and warrants that it holds and shall maintain, throughout the Term of this Agreement, all applicable material, professional and institutional licenses and certifications required by federal and state laws and professional boards and entities having jurisdiction over the Products and Services to be provided hereunder. CHR further warrants that its performance of the Services will comply with all applicable federal, state and local laws and regulations, including without limitation, all applicable regulations and rules relating to HIPAA, as well as pharmacy, health care provider and insurance laws. Talecris further warrants that its provision of Product will comply with all applicable federal, state and local laws and regulations, including, without limitation, all applicable regulations and rules relating to health care provider and insurance laws.

18.5.   CHR Employee and Subcontractor Qualifications. CHR represents and warrants that CHR’s employees and subcontractors performing Services hereunder shall have and continue to maintain, throughout the Term of this Agreement, all applicable material professional and institutional licenses and certifications required by applicable federal and state laws and professional boards and entities having jurisdiction over the provision of Services.

18.6.   HIPAA. Without limiting the generality of the representation and warranty set forth in Section 18.4 above, CHR acknowledges and agrees that it is a “covered entity” for the purposes of HIPAA, as such term is defined in 45 C.F.R. §160.103. CHR represents and warrants that as of the Effective Date, it is in full compliance with its obligations as a covered entity pursuant to the HIPAA laws, regulations and rules. CHR further represents and warrants that it will comply with all applicable HIPAA laws, regulations and rules throughout the Term, as well as the BAA attached hereto as Exhibit E to the extent required by HIPAA laws, regulations and rules, including, without limitation, its obligations to execute business contractor agreements with its subcontractors to the extent required by HIPAA laws, regulations and rules.

18.7.   Performance. CHR represents and warrants that the Services will be performed in a good and workmanlike manner. CHR further represents and warrants that the Services will be performed in accordance with normally accepted industry standards.

18.8.   Key Performance Indicators. CHR represents and warrants that the Services will be performed in accordance with KPIs.

18.9.   Confidentiality Practices. Each of Talecris and CHR represents and warrants that it has implemented, and will use in the provision of the Product or Services, business practices, technology, operating procedures and methodologies consistent with industry best practices to prevent the disclosure or distribution of the other’s Confidential Information in any form or manner not specifically authorized or requested by the other, including without limitation distributing any of the other’s Confidential Information in a form or manner that is not approved by the other in advance, and sending any of the other’s Confidential Information to third parties.

18.10. Products. The Products are warranted by Talecris only as set forth on the applicable Product label or insert. CHR shall not make or provide any additional warranties with respect to the Product, and CHR shall defend, indemnify and hold harmless Talecris, its officers, directors, employees, shareholders and agents from and against any Claim (as defined in Section 19 below) based on any such additional warranty.

18.11. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 18, ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE ARE HEREBY DISCLAIMED AND EXCLUDED.

19. INDEMNIFICATION

19.1.   Talecris, at its own expense, shall defend, indemnify and hold CHR, its shareholders, officers, directors, employees, agents, successors and permitted assigns (the “CHR Indemnitees”) harmless from and against all claims, losses, liabilities, costs, charges, expenses (including reasonable attorneys’ fees) or damages (collectively, “Claims”) by third parties for personal injuries or death that result from, or arise out of, (a) any design, manufacturing or labeling defect in any Product, (b) any failure by Talecris to supply Product pursuant to this Agreement or (c) any negligent or intentional act or omission in the performance of this Agreement by any of Talecris or its employees, contractors or agents.

19.2.   CHR shall defend, indemnify and hold Talecris, officers, shareholders, directors, employees, agents, successors and assigns (the “Talecris Indemnitees”) harmless from and against all Claims, in respect of injury (including death) to any persons or loss or damage to any real or tangible property which may arise out of the negligent or intentional act or omission of CHR, its contractors, employees or agents in the performance of the Services under this Agreement, provided that, CHR shall not be liable for nor be required to indemnify Talecris in regard to any injury, loss or damage to the extent that such injury, loss or damage is caused by any negligent or intentional act or omission on the part of Talecris or its employees contractors or agents.

19.3.   CHR shall defend, indemnify and hold the Talecris Indemnitees harmless from and against all Claims arising from any acts of fraud, embezzlement or dishonesty committed by CHR, its contractors, employees or agents, acting alone or in collusion with another party, in the performance of the Services hereunder. The absence of insurance shall not diminish CHR’s responsibility to indemnify Talecris.

19.4.   Each of Talecris and CHR shall defend, indemnify and hold the Talecris Indemnitees, in the case of CHR, and the CHR Indemnitees in the case of Talecris, harmless from and against all Claims by third parties arising from the indemnifying Party’s or its employees’, subcontractors’ or agents (i) breach of any representation, warranty or covenant hereunder, or failure to perform its obligations under this Agreement; (ii) violation of any federal, state or local law, regulation, statute or ordinance, including, without limitation, applicable privacy and security laws, rules, regulations and other binding guidance (including, without limitation, HIPAA, state and local pharmacy, health care provider and insurance laws and regulations); and/or (iii) failure to comply with the confidentiality obligations set forth in Section 11 and the BAA.

20. INSURANCE.

20.1.   Without limiting its responsibilities under Section 19, CHR shall maintain in force at all times during the term of this Agreement, with insurance companies acceptable to Talecris, the following insurance including any special terms indicated:

20.1.1.     Employer’s Liability Insurance and Workers’ Compensation Insurance, including coverage for occupational injury, illness and disease, and other similar social insurance in accordance with the laws of the country, state or territory exercising jurisdiction over the employee with minimum limits per employee and per event of $1,000,000 and a minimum aggregate limit of $10,000,000 or the minimum limits required by law, whichever limits are greater.

20.1.2.     Commercial General Liability Insurance in respect of CHR’s liability for loss of or damage to property and against liability in respect of injury, including death, resulting therefrom, for the sum of not less than $3,000,000 for any one occurrence and $6,000,000 in the aggregate annually. Such policy shall include products/completed operations and broad form contractual coverage. This coverage shall be endorsed to name Talecris as additional insured.

20.1.3.     Property Insurance, including Extra Expense and Business Income coverage, for all risks of physical loss of or damage to buildings, business personal property or other property that is in the possession, care, custody or control of CHR pursuant to this Agreement. Such insurance shall have a minimum limit adequate to cover risks on a replacement cost basis. This coverage shall be endorsed to name Talecris as loss payee.

20.1.4.     Automotive Liability Insurance covering use of all owned, non-owned and hired automobiles for bodily injury, property damage with a minimum combined single limit per accident of $l,000,000, uninsured motorist and underinsured motorist liability with the minimum limit required by law. Combined Single Limit for bodily injury and property damage for the sum of not less than $1,000,000 per accident. This coverage shall be endorsed to name Talecris as additional insured.

20.1.5.     Commercial Crime Insurance, including blanket coverage for Employee Dishonesty and Computer Fraud, for loss or damage arising out of or in connection with any fraudulent or dishonest acts committed by the employees of CHR, acting alone or in collusion with others, including the property and funds of others in their possession, care, custody or control, with a minimum limit per event of $10,000,000.

20.1.6.     Professional Liability and Errors and Omissions Liability Insurance covering liability for loss or damage due to an act, error, omission or negligence with a minimum limit per event of $10,000,000. This coverage shall be endorsed to name Talecris as additional insured.

20.1.7.     Umbrella Liability Insurance with a minimum limit of $20,000,000 in excess of the insurance coverage described above. This coverage shall be endorsed to name Talecris as additional insured.

20.2.   CHR acknowledges and agrees that the above limits of liability or policy requirements may not be sufficient or adequate to satisfy CHR’s obligations, including without limitation its indemnity obligations under this Agreement.

20.3.   CHR shall have its insurance carrier or carriers furnish to Talecris certificates that all insurance required under this Agreement is in force, such certificates to indicate any deductible and/or self insured retention and stipulate that the insurer will provide Talecris with no less than thirty (30) days prior written notice of cancellation, termination, non-renewal or material change. CHR shall not commence work until all of the insurance required herein shall have been obtained.

21. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES AND THEIR RESPECTIVE SHAREHOLDERS, MANAGERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS BE LIABLE FOR ANY INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, HOWEVER CAUSED OR ARISING, WHETHER OR NOT SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF THEIR OCCURRENCE.

22. DISPUTE RESOLUTION. If the parties fail to resolve any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement (other than one relating to a breach of Section 11 or one relating to the validity, enforceability, infringement or misappropriation of the Talecris Trademarks, or other intellectual property rights of the parties, which shall not be subject to this Section 22), or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (a “Claim”), either party may refer the Claim, by notice to the other party, to their respective officers designated below or such other officers as the parties may designate in writing from time to time, for attempted resolution by good faith negotiations within thirty (30) days after that notice is received.

The designated officers are as follows:

For Talecris:	Senior Director

For CHR:	President and Chief Executive Officer

Pending resolution of any such dispute, CHR shall continue to perform its obligations under this Agreement, and Talecris shall continue to make payment to CHR for any undisputed items. If such dispute is not resolved by negotiation by the end of the thirty (30) day period, then the Claim shall be submitted to nonbinding mediation administrated by the American Arbitration Association under its Commercial Mediation Rules. If the parties are unable to resolve the Claim through mediation, then the parties shall be free to pursue any legal or equitable remedy available to them. Each Party will bear its own attorney fees and other costs and expenses.

23. NOTICE. All notices and other communications that may be or are required to be given hereunder shall be in writing and shall be deemed to have been duly given on the date of delivery if personally delivered; five days after mailing if mailed, first class postage prepaid; or one day after mailing if sent by independent overnight courier, and shall be addressed as follows:

If to CHR:
Centric Health Resources
17877 Chesterfield Airport Rd.
Chesterfield, Missouri 63005
Attn: Craig L. Kephart, President and CEO

If to TALECRIS:
Talecris Biotherapeutics, Inc.
400 Morgan Lane
West Haven, CT 06516–4140
Attn: Vice President of Commercial Development

With a copy (which shall not constitute notice) to:

Talecris Biotherapeutics, Inc.
4101 Research Commons
79 T.W. Alexander Drive
Research Triangle Park, NC 27709
Attn: General Counsel

Either party may change its address for purposes of notice pursuant to this Agreement by notifying the other party of such change of address in the manner set forth above, except that notices for changes of address are effective only upon receipt by the other Party.

24. ENTIRE AGREEMENT. This Agreement, together with the Exhibits attached hereto, contains the entire understanding between the parties and supersedes and cancels any and all prior agreements, written or oral, between them regarding the within subject matter (including the Term Sheet). There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

25. AMENDMENT. This Agreement may not be amended except in a writing signed by the authorized representatives of both of the parties hereto.

26. ASSIGNMENT. This Agreement may not be assigned or transferred by CHR without the prior written consent of Talecris. Any attempted assignment in violation of this Section 26 shall be null and void. A Change of Control of CHR shall be deemed an assignment of this Agreement. For the purposes of this Agreement, a “Change of Control” shall mean an equity sale, reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the holders of equity interests in CHR immediately prior to such equity sale, reorganization, merger, consolidation or other transaction do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of managers or directors of the sold, reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such equity sale, reorganization, merger, consolidation or other transaction.

27. RELATED PARTY TRANSACTIONS. Throughout the term of this Agreement, CHR will disclose in writing to Talecris any contemplated related party transactions at least thirty (30) days in advance of such transaction.

28. GOVERNMENT AUDITS. Until the expiration of four (4) years following the furnishing of services under this Agreement and any related agreement between the parties, CHR shall maintain this Agreement and such related agreements and its books, documents and records of any kind that are necessary to certify the nature and extent of the costs incurred by CHR pursuant to this Agreement, and CHR shall make these items available to the Secretary of Health and Human Services, the Comptroller General of the United States, or the duly authorized representatives of either of them upon their written request. If CHR performs any of the duties assumed pursuant to this Agreement or any related agreement through subcontract with a third party (without regard to whether the party is an affiliate of CHR) and such subcontract shall have a value of at least ten thousand dollars ($10,000) over any twelve (12) month period, then such subcontract shall require subcontractors to comply with the requirements contained in this Section 28.

29. BINDING EFFECT. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

30. SEVERABILITY. Each Article and Section hereof shall be considered severable, and if for any reason any Article or Section is determined to be invalid under current or future law, such invalidity shall not impair the operation of or otherwise affect the valid portions of this Agreement.

31. WAIVER. The terms, covenants and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same or to enforce any future compliance with or performance of any of the provisions hereof. No waiver by any party of any condition or other breach of any provision, term or covenant in this Agreement whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or the breach of any other provision, term or covenant of this Agreement.

32. TITLES. The titles of the Sections herein have been inserted as a matter of convenience for reference only, form no part of this Agreement, and shall not control or affect the meaning or construction of any of the terms or provisions hereof.

33. NO THIRD-PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, and other person.

34. GOVERNING LAW; VENUE. The Agreement and all rights and obligations hereunder shall be governed by the internal laws of the State of North Carolina, without regard to principles of conflicts of laws. Any legal action arising out of this Agreement shall be brought in a court having jurisdiction in Wake County; North Carolina. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of North Carolina, Wake County for the adjudication of any dispute brought hereunder, in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

35. COUNTERPARTS. This Agreement may be executed in one or more counterparts and each of such counterparts shall, for all purposes, be deemed to be an original, but all of such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, CHR and Talecris have caused this Agreement to be executed by their officers who have authority to bind their respective companies.

CENTRIC HEALTH RESOURCES, LLC

By:	/s/ Craig L. Kephart
Craig L. Kephart, President and CEO

TALECRIS BIOTHERAPEUTICS, INC.

By:	/s/ Lawrence D. Stern
Name:	Lawrence D. Stern
Title:	President and CEO - Executive Chairman
Date:	8-25-05